                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                SEC FILE NUMBER: 000-27067
                                                CUSIP NUMBER: 20342Y 10 0

(Check One):  Form 10-K [ ]   Form 20-F [ ]   Form 10-Q [X]   Form N-SAR [ ]


          For Period Ended:     June 30, 2002
                             -------------------
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended: ________________________

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           Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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     Communitronics of America, Inc.
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Full Name of Registrant

     N/A
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Former Name if Applicable

     27955 Hwy. 98, Suite WW
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Address of Principal Executive Office (Street and Number)

     Daphne, Alabama 36526
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City, State, Zip Code

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PART II -- RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company lacked certain information required in report. Officers of the Company responsible for preparing the report have been unable to complete information required in report because of this. The Company is therefore seeking an extension to allow it suitable time to finish.


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PART IV -- OTHER INFORMATION
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(1) Name and telephone number of person to contract in regard to this notification:

        David R. Pressler, President        ( 251 )           625-6426
        ----------------------------      -----------    ------------------
              (Name and Title)            (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act or 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been
      filed?  If answer is no, identify report(s).          [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or
      portion thereof?                                      [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       Communitronics of America, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 14, 2002            By:    /s/ David R. Pressler
      -----------------               ------------------------------------
                                      Name: David R. Pressler
                                      Title: President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).